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                                              ANNEX J - EXHIBIT 12.1

                                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (In thousands, except Ratio of Earnings to Fixed Charges)


                                     December    September                                        Three       Three
                          Year       29, 1997    28, 1998       Year       Year        Year      Months      Months
                         ended       through     through       ended       ended       ended     Ended       Ended
                        December    September    December     December    December   December    March 31,   March 31,
                        28, 1997     27, 1998     27, 1998    26, 1999    31, 2000   31, 2001      2002        2001
                     ------------- ------------- ---------- ------------ ----------- ---------- ----------- -----------
Computation of
earnings:

Income (loss)         $  (2,625)     $  4,317     $ (184)      $  2,995     $ 7,361    $ 1,338     $ 1,281     $ 2,139
before income
taxes and
extraordinary items

Add:
 Fixed Charges            6,957         2,160        568         1,534       1,885      6,818       1,930       1,375
 Amortization of            248           186         62           248         248        278          15          15
 capitalized
 interest
Subtract:
 Interest                     -             -          -             -        (458)    (1,857)          -        (850)
 capitalized
                     ------------- ------------- ---------- ------------ ----------- ---------- ----------- -----------
       Earnings      $    4,580      $  6,663     $  446      $  4,777     $ 9,036    $ 6,577     $ 3,226     $ 2,679
                     ============= ============= ========== ============ =========== ========== =========== ===========



Computation of
Fixed Charges:

Interest Expense:       $   5,492      $  1,226   $  307       $   867     $ 1,057    $ 4,159     $ 1,640      $  444
Interest
capitalized                     -             -        -             -         458      1,857           -         850
Amortized
capitalized
expenses related
to indebtedness               562           307      100           223          97        553         241          24
Estimated interest
within rental                 903           627      161           444         273        249          49          57
expense (1)
                     ------------- ------------- ---------- ------------ ----------- ---------- ----------- -----------
  Fixed charges         $   6,957      $  2,160   $  568      $  1,534     $ 1,885    $ 6,818     $ 1,930     $ 1,375

                     ============= ============= ========== ============ =========== ========== =========== ===========

Ratio of earnings            0.66          3.08     0.79          3.11        4.79       0.96        1.67        1.95
to fixed charges (2)


(1) For purposes of computing the ratio of earnings to fixed charges, estimated interest within rental expense is computed as one-third of rent expense, which is deemed to be representative of an interest factor.

(2) Deficency of earnings to fixed charges for periods presented were as follows

                           $(2377)            -     (122)            -           -       (241)         -            -

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